                                                                    Exhibit 99.1


     The following table sets forth the Company's unaudited balance sheet as of December 31, 2000, (i) on an actual basis; and (ii) on a pro forma basis giving effect to the items described in footnotes 1 through 7 below, which occurred as of the second closing of the Investment Agreement on February 5, 2001. This table should be read in conjunction with the Company's financial statements that are contained in its earlier reports. All amounts presented below are unaudited.

                                                                 (In Thousands - except share data)
                                                                                                      Pro Forma As
                                                          Actual As of         Pro Forma             Adjusted As Of
                                                       December 31, 2000      Adjustments           February 5, 2001
                                                          (Unaudited)       (Unaudited) (1)           (Unaudited)(1)
                                                          -----------       ---------------           --------------
Cash                                                         $ 5,350                  --                 $ 5,350
Inventory, net                                                 7,294                  --                   7,294
Other current assets                                           1,704                  --                   1,704
Property and equipment, net                                    1,326                  --                   1,326
Other assets                                                     194                  --                     194
                                                             -------                                     -------
     Total Assets                                            $15,868                  --                 $15,868

Accounts Payable and Accrued Liabilities                       6,131                (851)(7)               5,280

Notes Payable, net - Amended Notes                            14,698             (14,698)(2)                  --

New Notes                                                      5,000              (5,000)(2)                  --
                                                             -------                                     -------
       Total Liabilities                                      25,829                                       5,280


Redeemable Preferred Stock - Series A                         11,088             (11,088)(4)                  --
  $.01 par value, 500,000 and 0 shares authorized
  and 500,000 and 0 shares issued and
  outstanding, actual and pro forma, respectively

Shareholders' (deficit) equity:

Convertible Preferred Stock Series A,                             --                   5(4)                    5
  $.01 par value, 0 and 500,000 shares
  authorized and 0 and 500,000 shares issued and
  outstanding, actual and pro forma, respectively

Convertible Preferred Stock Series B,                             --                  89(2)                   89
  $.01 par value, 0 and 9,000,000 shares
  authorized actual and pro forma respectively; 0
  and 8,910,782 shares issued and outstanding
  actual and pro forma, respectively(7)

Common Stock - $.01 par value, 15,000,000 and                     49                  --                      49
  40,000,000 shares authorized actual and pro forma
  respectively; 4,924,906 issued and outstanding
  actual and pro forma,  respectively (6)

Additional Paid In Capital                                    17,242              19,911(2)               62,112
                                                                                    (302)(2)
                                                                                     851(7)
                                                                                   5,556(3)
                                                                                  11,083(4)
                                                                                   7,771(5)

Accumulated Deficit                                          (38,340)             (5,556)(3)             (51,667)
                                                                                  (5,000)(5)
                                                                                  (2,149)(5)
                                                                                    (622)(5)
                                                             -------                                     -------
  Total Shareholders' (Deficit) Equity                       (21,049)                                     10,588
                                                             -------                                     -------
  Total Liabilities and Shareholders (Deficit) Equity        $15,868                                     $15,868
                                                             -------                                     -------


                                                                    Exhibit 99.1


(1) On November 13, 2000, the Company entered into an agreement with affiliates of Soros Private Equity Partners ("Soros") pursuant to which affiliates of Soros agreed to invest up to an additional $15 million in the Company, subject to certain conditions (the "New Soros Financing"). Under the terms of the agreement, Soros initially invested an additional $5 million in the form of a note (the "New Note"), convertible into preferred stock at a price of $2.34 per share. Soros also exchanged $15 million of senior convertible promissory notes issued to it for subordinated convertible promissory notes of equal principal amount ("the Amended Notes"). The agreement requires the Company to offer the public shareholders of the Company, the right to purchase up to an aggregate of $20 million of common stock. Soros would purchase the difference between $20 million and the amount purchased by the public shareholders, up to a total of $10 million, all at a rate of $2.34 per share. As part of the transaction, on February 5, 2001, the Amended Notes as well as the New Note, converted into shares of the Company's Series B Convertible Preferred Stock ("the Series B Preferred Stock") at a rate of $2.34 per share, and the conversion price of the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock") previously issued to Soros and other investors was reduced to $2.34 per share. The Company has not adjusted the pro forma table above to reflect the proceeds of the rights offering. On a "fully subscribed" basis, the sale of the 8,547,009 shares of common stock issuable in the rights offering would result in estimated proceeds to the Company of approximately $19,450,000. In the event that no shares are subscribed for in the offering, Soros has committed to purchase 4,273,504 shares of common stock, which would result in net proceeds of approximately $9,450,000 to the Company. The rights offering is scheduled to close at the end of March 2001, subject to certain terms and conditions.

(2) The pro forma adjustment reflects the conversion of the Amended Notes and the New Notes into Series B Preferred Stock at a price of $2.34 per share, after giving effect to the remaining unamortized discount of $302,000.

(3) In connection with the conversion of the Amended Notes into Series B Preferred Stock, the Company recorded a beneficial conversion feature of approximately $5,556,000. This amount is charged to additional paid in capital and offset against accumulated deficit in accordance with EITF 98-5.

(4) As a result of certain changes made to the Certificate of Designation for the Series A Preferred Stock in connection with the second closing of the Investment Agreement, the pro forma adjustment also reflects the reclassification of the Series A Preferred Stock from redeemable Preferred Stock into permanent equity at a new conversion price of $2.34.

(5) In connection with the conversion of the Series A Preferred Stock into permanent equity and the reduction of the conversion price from $10.50 to $2.34, the Company recorded a charge of approximately $7,771,000 to additional paid in capital. The corresponding charge to accumulated deficit was broken out as follows: $5,000,000 was classified as debt discount on the New Note, $2,149,000 was classified as interest expense and $622,000 was assigned to dividends.

(6) The number of shares of common stock outstanding as of December 31, 2000 excludes: 4,751,885 shares of common stock reserved for issuance under the Company's stock option plans; 375,000 shares of common stock reserved for issuance in connection with warrants issued to Soros; 50,000 shares of common stock reserved for issuance in connection with warrants issued to a supplier; and 23,000 shares of common stock reserved for issuance in connection with warrants and options issued in connection with the Company's initial public offering.

(7) Represents accrued interest on both the Amended Notes and New Notes of $851,000 through February 5, 2001 that was converted into shares of Series B Preferred Stock.